                                                                     Exhibit 8.1


                            [Weil, Gotshal & Manges LLP Letterhead]




                                 August 20, 1999


Westwood One, Inc.
1675 Broadway
New York, NY 10019


Ladies & Gentlemen:

                  You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Copter Acquisition Corp. ("Sub"), a Delaware corporation and direct wholly-owned subsidiary of Westwood One, Inc., a Delaware corporation ("Westwood"), with and into Metro Networks, Inc., a Delaware corporation ("Metro").

                  In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of June 1, 1999, as amended (the "Merger Agreement"), among Westwood, Sub and Metro, the Proxy Statement (the "Proxy Statement") filed by Westwood and Metro with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by Westwood with the SEC on August 20, 1999, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Westwood and Metro.

                  Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the representations made by Westwood and Sub which are set forth in the certificate delivered to us by Westwood, dated the date hereof, (ii) the representations made by Metro which are set forth in the certificate delivered to us by Metro, dated the date hereof and (iii) the representations made by certain stockholders of Metro which are set forth in the certificates delivered to us by such stockholders dated the date hereof.

Westwood One, Inc.
August 20, 1999
Page 2


                  Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            WEIL, GOTSHAL & MANGES LLP